Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

PRESS RELEASE

Nephros Provides Corporate Update and Second Quarter 2017 Revenue Guidance

Anticipates 70% Year-over-Year Revenue Growth in the Second Quarter and Cash Flow Breakeven around Year-End

RIVER EDGE, NJ, July 10, 2017 /PR Newswire-FirstCall/ — Nephros, Inc. (OTCQB:NEPH) (the “Company”), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration system for use with a hemodialysis (HD) machine for the treatment of patients with End Stage Renal Disease (ESRD), is providing a general update on the Company’s activities and guidance for the second quarter of 2016.

General Corporate Update

New CMS Water Safety Requirements for Hospitals, Critical Access Hospitals and Long-term Care Facilities

In June 2017, the Center for Clinical Standards and Quality at the Centers for Medicare and Medicaid Services (“CMS”) announced the addition of requirements for facilities to develop policies and procedures that inhibit the growth and spread of Legionella and other opportunistic pathogens in building water systems. CMS specifically referenced ASHRAE 188-2015, Legionellosis: Risk Management for Building Water Systems.

CMS Surveyors will review policies, procedures, and reports documenting water management implementation results to verify that facilities are compliant with requirements including:

●	Conduct a facility risk assessment to identify where Legionella and other opportunistic waterborne pathogens could grow and spread in the facility water system.

●	Implement a water management program that considers the ASHRAE industry standard and the Center for Disease Control toolkit, and includes control measures such as physical controls, temperature management, disinfectant level control, visual inspections, and environmental testing for pathogens.

“We expect the addition of water safety policies and procedures to the CMS site survey requirements to lead to an increase in the overall use of filtration in the hospital market,” said Shane Sullivan, Director of North American Sales at Nephros. “Prior to the adoption of ASHRAE 188, many hospitals had pro-actively developed water management plans and incorporated routine testing into their standard activities. Due to the pervasiveness of bacteria in water, routine testing often uncovers areas with microbial activity that requires action. The addition of water safety to the CMS site survey will encourage all covered facilities to initiate routine testing and subsequent amelioration steps following positive tests. Our strategic partners are the water treatment experts who assist these medical facilities with their water management, bringing in our FDA cleared filters when filtration protection is needed. “

HydraGuard and EndoPurTM Ultrafilters

The HydraGuard 10” cartridge was released for commercial sale in June 2017. The Company expects to release the EndoPurTM 10” and the HydraGuard 10” flushable cartridge in July 2017, and to release the 20” and 30” versions of the EndoPurTM in August 2017.

Commercial and Industrial Filtration Products

In the first half of 2017, the Company launched:

●	NanoGuardTM -E, an ultrafiltration product that plugs directly into an Everpure® filter manifold, used throughout the restaurant and food services industry,

●	NanoGuardTM -C, the commercial/industrial version of the HydraGuard product, and

●	NanoGuardTM -F, a flushable cartridge intended to significantly increase an ultrafilter’s operating life, enabling cost-competitiveness with lower performance filtration products.

In the second half of 2017, the Company expects to begin broadly marketing these products to restaurants and food service facilities, as well as additional commercial markets and discerning residential customers.

OLpūr® H2H Hemodiafiltration Module

Early in 2017, nephrologists at Vanderbilt University began treating patients with the Nephros OLpūr® H2H Hemodiafiltration Module. Vanderbilt projects to have up to 15 patients being actively treated with hemodiafiltration therapy by the end of the year.

Additionally, the Company has recently filed a provisional patent application for a second generation hemodiafiltration module.

Second Quarter 2017 Revenue Guidance

The Company expects total revenue for the quarter ending June 30, 2017 of approximately $850,000, an increase of approximately 70% over the same period in 2016. At the current sales trajectory, the Company believes that it will be cash flow positive by the end of 2017.

“In the first half of 2017, a number of large hospital chains adopted our ice machine filter system-wide,” said Daron Evans, CEO of Nephros. “These and many other recent successes are supportive of our belief that, given the choice, hospital customers prefer high-performance filters with a long product life. Early feedback suggests that the addition of the 12-month HydraGuard product will be well received, especially as the recent CMS announcement further challenges hospital facility engineers.

“Going into the second half of 2017, our primary focus in the dialysis sector will be the launch of the EndoPurTM product portfolio. It has taken longer than originally projected to fully launch the cartridge product line, but we are pleased with the performance and anticipate that dialysis customers will appreciate the 5-nanometer pore size and up to 12 month product life of the EndoPurTM.”

NJEDA NOL Program

In June 2017, the Company submitted an application to The Technology Business Tax Certificate Transfer Program at the New Jersey Economic Development Authority (“NJEDA”). The program enables New Jersey-based technology or biotechnology companies who meet certain criteria to sell a percentage of net operating losses (“NOLs”) and research and development tax credits to unrelated profitable corporations.

“If our application is approved, we may be able to sell a portion of our NOLs and tax credits representing non-dilutive cash proceeds of up to $1.5 million,” said Andy Astor, CFO of Nephros. “Combined with our expectation of cash flow breakeven this year, this program may help us achieve operating capital self-sufficiency in the near term.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, as well as a hemodiafiltration system for the treatment of patients with End Stage Renal Disease. Nephros filters or ultrafilters are used primarily in medical applications in various settings. These ultrafilters are used by dialysis centers for assisting in the added removal of biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and the patients. Additionally, Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (i.e. Legionella, Pseudomonas), virus and endotoxin from water. These ultrafilters provide barriers that assist in improving infection control with showers, sinks, and ice machines.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the expected growth in sales of the Company’s products, including expected growth of our hospital filter products resulting from the recently-announced CMS requirements, the expected timing of shipping and product launch of the Company’s HydraGuardTM, EndoPurTM and NanoGuardTM products, the Company’s expected revenue for the quarter ended June 30, 2017, the Company’s ability to meet future demand for its products, the Company’s ability to achieve positive cash flow from operations and the timing thereof, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2015. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor:

PCG Advisory Group

Kirin M. Smith, Chief Operating Officer

Direct: 646-863-6519

www.pcgadvisory.com